Exhibit 99.1

NATIONAL HOLDINGS CORPORATION ANNOUNCES CHANGES TO BOARD OF DIRECTORS

Reaches Agreement with Iroquois Capital

NEW YORK, June 6, 2014 – National Holdings Corporation (OTC BB: NHLD) (”National Holdings” or the “Company”), a full-service investment banking and asset management firm, today announced pending changes to its Board of Directors in advance of its annual shareholder meeting to be held on July 28, 2014.

The Board of Directors announced that Peter Zurkow will not stand for re-election as a class I director, while Leonard Sokolow will resign from the board immediately following the 2014 annual meeting. In addition, the Board will appoint Richard Abbe as a class III director and will recommend Joshua Silverman for nomination as a class I director, alongside Robert B. Fagenson, William Lerner, James Ciocia and Frederick Wasserman. Mr. Abbe and Mr. Silverman are both principals with Iroquois Capital Management, LLC.

Mr. Abbe and Mr. Silverman, both independent directors, will each serve on the Company’s newly created Strategy Committee and one of them will serve as Co-Chairman of this committee. This committee will also include four other non-management members of the board who are designated as independent directors. Furthermore, either Mr. Abbe or Mr. Silverman will serve on the board’s audit committee, with the other individual serving on the board’s corporate governance committee.

Mark D. Klein, National Holdings’ Chief Executive Officer and Co-Executive Chairman, commented, “Today’s action taken by the Board of Directors will provide additional independent voices and further assist National Holdings in executing its strategic growth plan as outlined during the Company’s recent fiscal second quarter 2014 conference call. National Holdings has consistently reported strong results over the past several quarters and looks forward to the contributions from Rich and Josh as the Company continues to diversify its revenue streams, drive profitability, improve margins, reduce costs, expand its client base and offer additional complementary products and services.

Robert B. Fagenson, National Holdings’ Co-Executive Chairman, stated, “On behalf of the board, I would like to thank Lenny and Peter in their capacity as directors for their service and contributions in helping to return National Holdings to profitability and implementing a defined strategy for continued growth. The Company will continue to benefit from Lenny’s association with National Holdings in his roles as director on the boards of two of our broker-dealer subsidiaries and in the ongoing development of our newest business unit: National Crowdfunding Platform, where we have already gained some early traction. Peter will also continue to remain active with National Holdings, becoming a Managing Director of the Company’s investment banking group, which has become a leading source of capital for emerging growth companies with meaningful deal volume in a very short period of time.”

In connection with today’s announcement, National Holdings has entered into an agreement with Iroquois Capital Management, LLC (“Iroquois”), which beneficially owns approximately 5.9% of the Company’s outstanding shares. Under the agreement, Iroquois will, among other things, withdraw its proxy contest and vote its shares in favor of the Company’s proposals at the 2014 annual meeting, including in favor of the election of Messrs. Silverman, Fagenson, Lerner, Ciocia and Wasserman as class I directors. The agreement will be filed in a Form 8-K with the SEC.

Additional details and bios related to these nominations can be found in the Company’s amended proxy statement filed with the Securities & Exchange Commission, which will be sent or distributed to the Company's shareholders of record as of June 24, 2014 on or about July 1, 2014 in connection with the solicitation of proxies for use at the Company's annual meeting of shareholders scheduled for July 28, 2014. The Company will also file additional details on Form 8-K.

About National Holdings Corporation

National Holdings Corporation is a full-service investment banking and asset management firm that provides a range of services, including independent retail brokerage and advisory services, investment banking, institutional sales and trading and equity research, financial planning, market making, tax preparation, insurance and annuities, to corporations, institutional investors and high-net-worth clients. With over 1,100 Independent advisors, brokers, traders and sales associates, the Company is a leading Independent Advisor and Broker services company. National Holdings operates through five subsidiaries: National Securities Corporation, vFinance Investments, Inc., National Insurance Corporation and National Asset Management, Inc. and Gilman Ciocia, Inc. The Company was founded in 1947 and is headquartered in New York and Florida. For more information, visit www.nhldcorp.com.

Contacts:

National Holdings Corporation

Mark Klein, 212-417-8210

Chief Executive Officer and Co-Chairman

Or

Prosek Partners

Nick Rust, 212-279-3115

nrust@prosek.com

Source: National Holdings Corporation